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                                                                  Exhibit 10.10

                              TECHNOLOGY AGREEMENT

         This Technology Agreement is made this tenth (10th) day of June, 1996 ("Effective Date"), by and between AWARE Inc., with offices at One Oak Park, Bedford, Massachusetts ("AWARE") and BROADBAND TECHNOLOGIES, INC., with offices at 4024 Stirrup Creek Drive, Durham, North Carolina ("BBT").

         RECITALS:

         A. Aware is a developer of copper based technology for high speed transmission systems.

         B. BBT designs, manufactures and markets telecommunica-tions hardware and software that enables network operators to provide a switched digital fiber optic broadband network.

         C. Both parties desire to enter into an agreement whereby AWARE will develop and deliver to BBT, certain prototypes incorporating DWMT technology for upstream FTTC/VDSL applications in BBT's FLX platform.

         Now therefore, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.       DEFINITIONS

         1.1 "Agreement" means this Technology Agreement and its appendices attached hereto, as they be amended from time to time.

         1.2 "DMT" means a modulation scheme that breaks available bandwidth into narrow subbands to ensure reliable data transmission, even when noise affects certain areas of the available spectrum.

         1.3      "VDSL" means very high speed digital subscriber line.

         1.4 "DWMT" means a modulation scheme similar to DMT that uses wavelet transformers rather than fast fourier transformers.

         1.5      "FTTC" means fiber to the curb.

         1.6 "Most Favored Customer" means that at all times that BBT is purchasing product based on Aware DWMT technology, Aware will make reasonable efforts to assist BBT with Aware's exclusive silicon foundry, with price, delivery dates and other terms and conditions not less favorable than the corresponding terms and conditions granted by Aware's exclusive silicon foundry to any other customer for the same or substantially similar product.


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2.       GENERAL SCOPE OF AGREEMENT

         2.1 Scope. This Agreement covers the development of certain prototypes incorporating DWMT technology by Aware for the purpose of demonstrating the FTTC/VDSL application into the BBT FLX System. Design, development and production of final DWMT silicon for incorporation into the BBT FLX System and future products developed by BBT, if any, will be defined in a separate supplier agreement between BBT and Aware's silicon foundry.

3.       TERM AND TERMINATION

         3.1 Term. The term of this Agreement shall commence as of the Effective Date, and shall, except as provided in Section 3.2 below, continue in effect for five (5) years ("TERM").

         3.2      Termination.

                  (a) BBT may, in its sole discretion, terminate this Agreement at any time upon written notice to Aware.

                  (b) Aware may terminate this Agreement if BroadBand is in breach of any of the terms and conditions of this Agreement and fails to cure such breach within thirty
                           (30) days after of written notice from Aware.

         3.3      Effect of Termination.

                  (a) In the event that BBT terminates due to Aware being unable to meet the delivery dates noted in
                           Section 4.1, Aware Obligations, and prototype specifications of Appendix A, Aware shall immediately refund all payments to BBT, except the first [redact], required by Section 5.1, and provide BBT with all test results as of the date of termination, related to this Agreement.

                  (b) Within thirty (30) days of any termination of this Agreement or any of the licenses hereunder, each party shall return or destroy all Confidential Information of the other party provided hereunder and an officer of the other party shall certify to the other party in writing of compliance with the requirements of this Section 3.3(b).

         3.4 No Liability For Termination. Neither Aware or BBT shall, by reason of the termination of this Agreement, be liable to the other for compensation, reimbursement or damages on account of any loss of prospective

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                  profits or anticipated sales or on account of expenditures, investments, leases, or commitments made in connection with this Agreement or the anticipation of extended performance hereunder.

         3.5 Survival of Terms. In the event of termination of this Agreement for any reason, the Sections 6, 7.1, 8 and 9 of this Agreement shall survive termination, cancellation, or expiration of this Agreement or any purchase order.

4.       AWARE OBLIGATIONS

         4.1 DWMT Deliverables. Aware shall deliver five (5) sets of working prototypes and supporting documentation to BBT that meet the technological requirements as defined in Appendix A herein, no later than August 6, 1996. These prototypes will serve to demonstrate and test the DWMT technology for FTTC/VDSL application, facilitate bandwidth management software implementation and integration into the BBT FLX platform and serve as the prototypes for the production level DWMT chipset that will later be integrated with other silicon suppliers and BBT proprietary high speed transmission chipsets.

         4.2 Commitment. Aware shall make commercially reasonable efforts to assist BBT to achieve Most Favorable Customer status with Aware's exclusive silicon foundry. In addition to the DWMT deliverables, Aware shall continue to do reasonable additional work with BBT as shall be necessary to develop a commercial product that can be manufactured by a third party foundry. Aware shall make commercially reasonable efforts to work with its exclusive silicon foundry to have chipsets available by April 1997.

         4.3 Future Deliverables. Aware will advise BBT, prior to or in parallel with discussions with other potential Aware customers for future VDSL technology developed by Aware, under terms and conditions to be mutually agreed to by BBT and Aware.

         4.4 Marketing and Technical Support. Aware agrees to provide marketing of their upstream technology and similar prototypes support for other customer applications on a global scale to legitimize the technology. Aware, at its own expense, will reasonably support end customers with DWMT product demonstrations and technical support to legitimize the technology worldwide and jointly with BBT support total solutions to network operators worldwide. Aware and BBT will mutually develop a test plan for DWMT by June 30, 1996 and provide reasonable ongoing support of these test plans for the Terms of this Agreement.

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5.       PAYMENTS

         5.1 Payments by BBT. BBT will pay Aware a non-refundable amount of [redact] upon the signing of this Agreement. BBT further will pay Aware [redact] upon the delivery, testing and acceptance by BBT of five (5) DWMT prototypes in accordance with the specifications outlined in Appendix A by August 6, 1996. If there is a delay beyond August 6, 1996 on Aware's part, Aware will forfeit the [redact] payment.

         5.2 Payments by Aware. Aware will pay BBT [redact] each for the next two (2) Aware customers for whom Aware performs services or provides prototypes similar to those provided or performed under this Agreement. Aware shall promptly notify BBT upon this event occurring, and specific testing (i.e. field and BBT lab trials) performed jointly with BBT shall be treated as BBT proprietary information. BBT, at Aware's request, may disclose this information to third parties.

         5.3 Rebates to BBT. Aware shall pay BBT a [redact] per quad chipset rebate for each unit purchased by BBT from Aware's silicon foundry up to a maximum of [redact]. Additionally, Aware shall pay BBT a [redact] per quad chipset rebate up to a maximum of [redact] upon attainment of the first dollar amount noted herein. BBT shall invoice Aware on a quarterly basis based upon actual BBT purchase order receipts from Aware's silicon foundry for each quad chipset.

         5.4 Terms of Payment. Payments shall be made net thirty (30) calendar days from the date of invoice for each party. Neither party shall consider the other party in default if payments are made net forty-five (45) calendar days unless there is evidence of repeated late payments after notice in writing to the late party.

6.       WARRANTIES AND LIABILITIES

         6.1 Warranty. Aware warrants to BBT that the DWMT prototypes will be free from defects in material and workmanship and conform in all material respects to the specifications defined in Appendix A until delivery of commercial DWMT VDSL chipsets. Aware will either repair or replace any product containing such a defect or failing so to conform within a reasonable timeframe, not to exceed ninety (90) days after BBT gives notice of the defect. Repair or replacement shall be the sole remedy for breach of the warranty set forth in this

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                  Section 6.1, unless the defect is not remedied within ninety
                  (90) days.

         6.2 Infringement. Aware shall indemnify and save harmless BBT, its affiliates, its and their customers, and each of their officers, directors, employees, successors and assigns from and against any losses, damages, liabilities, fines, penalties, and expenses (including reasonable attorneys' fees) that arise out of or result from any claim of infringement of any patent, copyright, trademark or trade secret right, or other intellectual property right, private right, or any other proprietary or personal interest and which is caused by BBT's use of the prototypes delivered under this Agreement for the purposes set forth in this Agreement (an "Infringement Claim"), provided that the infringement Claim does not arise from Aware's adherence to BBT's written instructions or to the specifications. BBT shall provide Aware with the control of the defense or settlement of any such Infringement Claim, and BBT shall provide Aware with such documentation or assistance as Aware may request in connection with such defense or settlement. BBT shall have a right to participate in any action relating to an Infringement Claim against BBT, and Aware shall not enter into any settlement of an Infringement Claim that is materially adverse to BBT without BBT's prior written consent.

         6.3      Warranty Disclaimer. EXCEPT AS SET FORTH IN SECTION 6.1 AND
                  SECTION 6.2, AWARE MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROTOTYPES TO BE DELIVERED UNDER THIS AGREEMENT OR WITH RESPECT TO ANY OTHER PRODUCTS OR SERVICES PROVIDED TO BBT BY AWARE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN SECTION 6.1 AND SECTION 6.2, AWARE HEREBY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE.

         6.4      Limitation of Liability. EXCEPT WITH RESPECT TO
                  INDEMNIFICATION FOR INFRINGEMENT, IN NO EVENT SHALL THE LIABILITY OF AWARE TO BBT, WHETHER ARISING IN TORT, CONTRACT, OR OTHERWISE, FOR ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THE PROTOTYPES OR THIS AGREEMENT EXCEED THE AMOUNT PAID BY BBT TO AWARE PURSUANT TO THIS AGREEMENT.

7.       GRANT OF RIGHTS

         7.1 DWMT Technology. Subject to the terms and conditions of this Agreement, Aware grants to BBT and any wholly owned subsidiary, or affiliate of BBT, a non-exclusive, non-transferable, perpetual, worldwide, royalty-free

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                  license without the right to sublicense, under Aware
                  copyrights, patents and trade secrets covering the use of the DWMT technology to use the prototypes developed under this Agreement solely for evaluating the DWMT technology for use in the BBT FLX System and future products developed by BBT.

         7.2 No Trademark Rights. No provision or term of this Agreement shall be construed as granting BBT any right or license to use Aware's name or any Aware trademark or trade name in connection with the DWMT technology or otherwise, except that BBT may indicate to the public that the DWMT technology is based on Aware technology.

8.       CONFIDENTIALITY

         8.1 Confidential Information. The parties acknowledge that the DWMT technology contains the confidential information of Aware and its silicon foundry and BBT's use of such information shall be pursuant to the terms of the Confidential Nondisclosure Agreement between Aware and BBT which is incorporated herein by reference. BBT shall not disclose any technical information owned by Aware to any third party, individual, corporation, or other entity, except to subcontractors of BBT under an obligation of confidentiality, without the prior written consent of Aware. BBT shall protect all technical information received from Aware by using at least the same degree of care, but no less that a reasonable degree of care, to prevent the unauthorized use, dissemination or publication of such information as Aware uses to protect its own confidential information of a like nature.

         8.2 Confidentiality of Agreement. The parties hereto shall keep the terms of this Agreement confidential and shall not now or hereafter divulge these terms to any third party except:

                  (a)      with the prior written consent of the other party;
                           or

                  (b) to any governmental body having jurisdiction to call therefor; or

                  (c) subject to (d) below, as otherwise may be required by law or legal process, including to legal and financial advisors in their capacity of advising a party in such matters; or

                  (d) during the course of litigation so long as the disclosure of such terms and conditions are restricted in the same manner as is the

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                           confidential information of other litigating parties
                           and so long as (a) the restrictions are embodied in a court-entered Protective Order and (b) the disclosing party informs the other party in writing in advance of the disclosure; or

                  (e) in confidence to legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with financial transactions; or

                  (f) to the extent reasonably necessary in connection with the completion of any investment memorandum, prospectus, or similar document disclosed to investors in connection with efforts of the party to obtain financing.

                           The parties shall cooperate in preparing and releasing an announcement, if any, relating to this Agreement.

9.       MISCELLANEOUS CLAUSES

         9.1 Notices. Any notice or demand which under the terms of this Agreement or under any statute must or may be given or made by BBT or Aware, shall be in writing and shall be given or made by confirmed facsimile or similar communication or by certified or registered mail addressed to the respective parties as follows:

                  To Aware:                Aware, Inc.
                                           One Oak Park
                                           Bedford, Massachusetts

                                           Attn:  Michael Tzannes

                  To BBT:                  BroadBand Technologies, Inc.
                                           4024 Stirrup Creek Drive
                                           P.O. Box 13737
                                           Durham, NC 27709-3737

                                           Attn:  Mr. Tim Oakley, VP & CFO

                                                          and

                                           Attn:  Customer Service Department

                  Such notice or demand shall be deemed to have been given or made when sent by facsimile, or other communication or when deposited, postage prepaid in the U.S. mail. The above addresses may be changed at any time by giving prior written notice as above provided.

         9.2 Force Majeure. Neither party will be liable for any failure to perform due to unforeseen circumstances or causes beyond the parties' reasonable control,

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                  including, but not limited to, acts of God, war, riot,
                  embargoes, acts of civil or military authorities, earthquakes, fire, flood, accident, strikes, inability to secure transportation, facilities, fuel, energy, labor or materials. Time for performance will be extended by Force Majeure.

         9.3 Assignment. Each party shall have the right to assign this contract to any party that acquires substantially all of the business of such party without the consent of the other party.

         9.4 Choice of Law. The construction, interpretation and performance of this Agreement and all transactions under it shall be governed by the laws of the State of North Carolina, excluding its choice of law rules and excluding the Convention for the International Sale of Goods. The parties agree that the provisions of the North Carolina Uniform Commercial Code apply to this Agreement and all transactions under it, including agreements and transactions relating to the furnishing of services, the lease or rental of equipment or material, and the license of software.

         9.5 Jurisdiction. BBT and Aware agree that any action or legal proceeding arising out of this Agreement shall be brought only in a state or federal court of competent jurisdiction in the Commonwealth of Massachusetts and BBT and Aware expressly submits to, and accepts the jurisdiction of, any such court in connection with such action or proceeding and BBT and Aware further consent to the enforcement of any judgment against either party arising therefrom in any jurisdiction in which either party has or shall have any assets.

         9.6 Severability. If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of BBT and Aware shall be construed and enforced accordingly.

         9.7 Mediation. If a dispute arises out of or relates to this Agreement, or its breach, and the parties have not been successful in resolving such dispute, the parties agree to attempt to resolve the dispute through mediation by submitting the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to mediation by the American Arbitration Association ("AAA"). Each party shall bear its own expenses and an equal share of the expenses of the

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                  mediator shall hold the existence, content and result of the mediation in confidence. If such dispute is not resolved by such mediation, within thirty (30) days after a party requests mediation, the parties shall have the right to resort to any remedies permitted by law. All defenses based on passage of time shall be tolled pending the termination of the mediation. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending mediation. A request by a party to a court for such injunctive relief shall not be deemed a waiver of the obligation to mediate.

         9.8 Relationship of the Parties. Neither party hereto will be deemed the agent or legal representative of the other for any purpose whatsoever and each party will act as an independent contractor with regard to the other in its performance under this Agreement. Nothing herein will authorize either party to create any obligation or responsibility whatsoever, express or implied, on behalf of the other or to bind the other in any manner, or to make any representation, commitment or warranty on behalf of the other.

         9.9 Entire Agreement. This Agreement shall incorporate Appendix A and together with the Confidential Non- Disclosure Agreement between the parties shall constitute the entire agreement between them with respect to the subject matter of this Agreement. All references in these terms and conditions to this Agreement or equipment, products, software or information furnished under, in performance of, pursuant to, or in contemplation of, this Agreement shall also apply to any purchase orders issued pursuant to this Agreement. Printed provisions on the reverse side of Aware's purchase orders and all provisions of BBT's forms shall be deemed deleted. The provisions of this Agreement supersede all contemporaneous oral agreements and all prior oral and written quotation, communication, agreements and understandings of the parties with respect to the subject matter of this Agreement.

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         9.10     Counterparts. This Agreement may be executed in one or more counterparts.

         Aware, Inc.                          BroadBand Technologies, Inc.

         By /s/ Michael Tzannes               By /s/ Leonard D. Hayes
            ---------------------------          ---------------------------

         Name (Print) Michael Tzannes         Name (Print) Leonard D. Hayes
                      -----------------                    -----------------

         Title Senior Vice President          Title Director -- Materials
               ------------------------             ------------------------

         Date 6/14/96                         Date 6/17/96
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